Exhibit 99.1

Richard C. Notebaert
Chairman & Chief Executive Officer
Qwest Communications International Inc.

1801 California Street
Denver, Colorado 80202

303 992 1410
303 296 4097 (fax)

February 24, 2005

The Board of Directors
MCI, Inc.

Attention: Chairman, Board of Directors
22001 Loudoun County Parkway
Ashburn, VA 20147

Dear Mr. Katzenbach:

        Despite being denied access to MCI legal, financial and operational information that has been provided to other interested parties, on February 11, 2005, Qwest proposed a stock and cash merger with a value of $24.60 per MCI share. Qwest reconfirmed this proposal to MCI on February 13, 2005. MCI has failed to provide meaningful guidance or direction in response to the Qwest proposal. Consequently, with only press reports and lawsuits as sources of information for how the MCI Board evaluated the components of our proposal, Qwest tenders this revised proposal, the terms of which are even more compelling for your stockholders.

        Before turning to a discussion of the particulars of Qwest's revised proposal, it is important to emphasize that a Qwest/MCI merger would create an exciting and important new telecommunications company, of which MCI would become a meaningful part. The merger of Qwest and MCI would create a company with a strong market position, demonstrated commitment to superior customer service and innovative products and services, and the potential for significant value creation through cost synergies. The combination would create the industry leader in IP, with the most advanced IP-based network and compelling suite of IP based services. We believe that it was these prospects that caused MCI to discuss a proposed combination with Qwest continuously over the last ten months. We remain excited about the future of our combined companies competing in the telecommunications marketplace and we are committed to our belief that a Qwest/MCI merger creates a superior value opportunity for the MCI stockholders as compared to a Verizon/MCI transaction.

        Qwest believes this revised proposal is superior to the Verizon transaction, because it delivers greater value in cash and stock per MCI share, synergy value of approximately $18 per MCI share in a combined Qwest/MCI enterprise and more favorable regulatory certainty and speed.

        In addition, Qwest has also submitted pro forma financial profiles to MCI that demonstrate that the merger of Qwest/MCI would, on the closing date, yield a balance sheet likely to result in a credit profile substantially similar to, if not better than, that enjoyed by the two companies today. The "business as usual" cash flows from the Qwest/MCI combination alone would drive immediate improvement in the credit ratios and the added cash flows from synergies would dramatically speed even greater improvement in those ratios. It should be noted that neither MCI nor Qwest has had any difficulty accessing the credit markets on a stand-alone basis, and Qwest is confident the combined company will also have no such difficulty.

        Qwest is confident that the significantly smaller footprint overlap (business, consumer and network) in a Qwest/MCI combination will lead to fewer and less extensive divestiture demands from regulatory agencies and will avoid the industry concentration and public policy issues the Verizon/MCI merger presents. Clearly, this simpler regulatory review process for a Qwest/MCI transaction will deliver value to stockholders faster and with fewer "friction costs".

        With respect to synergies, Qwest advisers and management believe—and it would appear a substantial number of MCI stockholders agree—that there are significant cost synergies available in a Qwest/MCI merger. The value of these synergies can only be realized by MCI stockholders in any meaningful way if those stockholders retain a substantial portion of the combined company as they will in a Qwest/MCI merger (where they will retain approximately 40%) as opposed to a Verizon/MCI combination where they will only retain 5% of the combined company. Estimates of these potential cost synergies come from many sources including: MCI public statements about their stand-alone efficiencies, discussions between Qwest and MCI and analyses of potential cost synergies carried out under our non-disclosure agreement that took place continuously over the last ten months and Qwest management experience with such matters.

        In addition to the balance sheet, regulatory and synergy benefits to MCI stockholders of a Qwest/MCI combination summarized above, Qwest would like to describe the modified economic terms of our proposal and highlight some enhancements to our previous proposal, which should be even more compelling to MCI stockholders. Qwest's revised proposal represents an aggregate value today of $24.60 per share to MCI stockholders consisting of $9.10 in cash and $15.50 in stock consideration to be delivered as follows: (i) $6.00 per share in cash to be paid by MCI in regularly scheduled quarterly dividends and in a special dividend upon MCI stockholder approval of the transaction, (ii) $3.10 in cash per share to be paid by Qwest at closing and (iii) $15.50 per share to be paid in Qwest stock at closing. In addition we have provided protection to your stockholders from a potential decline in the Qwest share price during the period between signing and closing by means of a "collar". Further economic details of our proposal are provided in the term sheet attached hereto as Exhibit A.

        Additionally, to facilitate the MCI Board's deliberation, Qwest would enter into an agreement with representations, covenants, closing and termination provisions substantially comparable to those in the Verizon agreement, except for certain improvements for the benefit of the MCI stockholders, as summarized below and more fully described on Exhibit B hereto. A copy of the merger agreement marked to show Qwest's proposed changes from the Verizon agreement will subsequently be provided to your legal counsel. Any merger agreement would be subject to approval by Qwest's Board of Directors.

        In summary, the structural improvements in Qwest's proposal as compared to the Verizon merger agreement include:

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  There is greater flexibility to creatively expedite the regulatory approval process without jeopardizing the transaction because Qwest will agree to take remedial actions required to solve regulatory problems other than those that would have material adverse effect on the combined company (Verizon's required remedial actions are measured by whether they would have a material adverse effect on either Verizon (considered as the size of MCI) or MCI);

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  There is greater commitment to close a Qwest/MCI transaction quickly because Qwest will commit to avoid any action that would materially delay the closing beyond the date otherwise achievable (Verizon has retained the right to delay closing under certain circumstances);

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  MCI's regularly scheduled quarterly dividends will be paid and a special dividend will be paid at the time of MCI stockholder approval in an aggregate amount equal to the total MCI "excess cash" as determined by MCI in accordance with its plan of reorganization (representing a near-term payout to MCI stockholders of approximately $1.50 per share more than under the Verizon proposal); and

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  MCI stockholders will be protected from a potential decline in Qwest's share price prior to closing by means of a "collar" (Verizon provides no such downside protection against movement in its share price).

        To promptly finalize the terms of a merger agreement Qwest is prepared to execute, Qwest requests that MCI provide Qwest the following materials—the schedules MCI delivered in connection with the Verizon/MCI agreement, including copies of the documents referenced therein, and certain MCI tax information which MCI previously indicated it would deliver to Qwest. To simplify the MCI Board's review of Qwest's revised proposal, Qwest has based this proposal on the Verizon/MCI merger agreement. However, it has been particularly difficult for Qwest to submit a revised proposal that highlights all of the advantages of a Qwest proposal because the disclosure schedules and other exhibits to the merger agreement remain secret and are unavailable to us.

        Finally, we would note that based upon today's closing prices for both Qwest and Verizon, the value of our offer to the MCI stockholders is approximately 20% higher than the Verizon offer, before taking into account the superior synergy value of $18 per MCI share and the enhanced regulatory benefits of the Qwest transaction.

        MCI's agreement with Verizon allows MCI to engage in negotiations with Qwest and provide Qwest information in light of the superior proposal summarized by this letter. The Verizon agreement also allows MCI to negotiate and provide Qwest information merely upon its determination that Qwest's revised proposal could reasonably be expected to lead to a superior proposal as compared to the Verizon acquisition. The facts demonstrate that it is in the best interests of MCI stockholders for MCI to engage with Qwest immediately in meaningful discussions regarding Qwest's improved revised proposal and Qwest urges you to do so.

Sincerely yours,
/s/ RICHARD C. NOTEBAERT
Richard C. Notebaert Chairman and Chief Executive Officer
cc:
Mr. Larry Grafstein
Lazard Freres & Co.

Mr. Phillip Mills
Davis Polk & Wardwell

Exhibit A

Economic Terms

Consideration:	Qwest common stock and cash to MCI stockholders
Value:	Offer Value: $24.60 per share consideration to MCI stockholders
Offer consists of:
(i) $9.10 in cash; and
(ii)
$15.50 of Qwest common stock ("Stock Consideration") based on an exchange ratio of 3.735 Qwest shares per MCI share, subject to the Value Protection Mechanism described in "Value Protection Mechanism Regarding Qwest Stock Component" below.
The value of the Stock Consideration is based on a Qwest stock price of $4.15—we would note that the Qwest average trading price over the past 20 days is $4.18.
In addition, please refer to "Example of Overall Potential Value to MCI Stockholders."
Pro forma ownership split of approximately 40.0% MCI/60.0% Qwest, subject to the Value Protection Mechanism.
Value Protection Mechanism Regarding Qwest Stock Component:
In the event that the average trading price for Qwest common stock during a period of 20 trading days prior to the closing of the transaction (the "Qwest Share Price") does not equal $4.15 per share, then the exchange ratio shall be adjusted as follows:
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If the Qwest Share Price is between and inclusive of $3.74 and $4.14, then the exchange ratio shall be adjusted upward to deliver value of $15.50 in Stock Consideration to MCI stockholders. However, Qwest may at its option deliver all or a portion of this value protection in cash in lieu of common stock.
• If the Qwest Share Price is between and inclusive of $4.16 and $4.57, then the exchange ratio shall be adjusted downward to deliver value of $15.50 in Stock Consideration, to MCI stockholders.
•
If the Qwest Share Price is below $3.74, then the exchange ratio shall be 4.144. However, Qwest may at its option deliver all or a portion of this value protection in cash in lieu of Qwest common stock, provided that the exchange ratio will under no circumstances be less than 3.735.
• If the Qwest Share Price is above $4.57, then the exchange ratio shall be 3.392.
As a result of this Value Protection Mechanism, the value of the Stock Consideration is protected against a decline of up to 10% in the stock price of Qwest.

Cash Consideration:
Approximately $6.00 of the $9.10 cash consideration will be paid as a special dividend to be declared and paid as soon as practicable following MCI stockholder approval of the transaction. The $6.00 special dividend will be reduced by the $0.40 per share cash dividend approved by the MCI Board of Directors on February 11, 2005 and by the amount of any dividends to be declared by MCI during the period from February 14, 2005 to the consummation of the merger (subject to any limitations imposed by MCI debt covenants).
Specified Included Liabilities:	The cash and stock consideration outlined herein will be subject to adjustment with respect to the specified included liabilities on substantially the same terms as provided in the Verizon agreement.
Example of Overall Potential Value to MCI Stockholders:	For clarity, given the above and assuming a December 31, 2005 closing, each MCI stockholder would receive between signing and closing:
	•	Approximately $6.00 in cash in quarterly and special dividends;
	•	Approximately $3.10 in cash at closing; and
	•	3.735 Qwest shares in Stock Consideration at closing subject to the Value Protection Mechanism.
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Assuming MCI stockholders own 40% or more of the combined company, they would also likely realize approximately $18 per share of value from cost synergies—yielding a total value to MCI stockholders in a merger with Qwest in excess of $40 per share.

Exhibit B

Legal Terms

        Qwest would enter into an agreement on substantially the same terms regarding representations, covenants, closing and termination provisions as MCI's merger agreement with Verizon, subject to the following modifications:

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  In addition to agreeing to operate in the ordinary course between signing and closing, Qwest will further agree that it will not take actions that would materially delay the closing of the merger. As a result, the covenant included in last sentence of Section 5.3 of the Verizon agreement would not be needed.

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  Qwest will agree to use reasonable best efforts to obtain all necessary regulatory approvals, which will include taking any remedial actions other than those that have a material adverse effect on the combined entity of MCI and its subsidiaries and Qwest and its subsidiaries, taken as a whole.

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  MCI will agree to elect out of §382(l)(5) of the Internal Revenue Code (the "Code") and will represent that it has not and will not be required to make any material reduction under Section 1017 of the Code in the tax basis of any asset that has been classified as a current asset in MCI's financial statements.

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  Consummation of the transaction would of course require the approval of Qwest stockholders. Qwest does not anticipate that such approval would add an element of delay or risk to the consummation of the merger.

        In addition, please note the following items with respect to the offer and the proposed merger agreement:

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  The merger agreement will not have a financing condition.

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  In response to previous comments of MCI's counsel, the merger agreement will have an outside termination date identical to the Verizon agreement, that is, 12 months unless regulatory approvals are not yet satisfied or issues remain unresolved regarding specified included liabilities that adjust the merger consideration, in which case the outside termination date can be extended up to a total of 16 months in the case of issues related to specified included liabilities or 18 months from the date of the execution of the agreement in the case of regulatory approvals.

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  Closing will occur after all regulatory and stockholder approvals are obtained, which is anticipated to be approximately nine to twelve months after signing.